EXHIBIT 4.10

IMMUNOMEDICS, INC.

$10,000,000

3.25% Convertible Senior Notes Due 2006

PURCHASE AGREEMENT

January 12, 2004

Bear Stearns & Co. Inc.

383 Madison Avenue

New York, New York 10179

IMMUNOMEDICS, INC., a Delaware corporation (the “Company”), hereby confirms its agreement with BEAR STEARNS & CO. INC. (the “Purchaser”) as set forth below.

1. Notes. The Company proposes to issue and sell to the Purchaser $10,000,000 principal amount of its 3.25% Convertible Senior Notes Due 2006 (the “Notes”) and herein grants to Purchaser an option to purchase an additional $3,000,000 principal amount of Notes having the same terms as the initial Notes to be issued including, without limitation, the same conversion price. The Notes are to be issued under an indenture (the “Indenture”) to be dated as of the Closing Date (as defined below) by and between the Company and The Bank of New York, as trustee (the “Trustee”). This Agreement, the registration rights agreement, to be dated the Closing Date, by and between the Purchaser and the Company (the “Registration Rights Agreement”) and the Indenture are hereinafter collectively referred to as the “Transaction Documents” and the transactions contemplated herein and therein are hereinafter referred to as the “Transactions”.

The sale of the Notes to the Purchaser will be made without registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon certain exemptions from the registration requirements of the Securities Act. You have advised the Company that you may offer and sell the Notes purchased by you hereunder in accordance with Section 4 hereof as soon as you deem advisable.

2. Representations and Warranties and Agreements of the Company. The Company represents and warrants to, and agrees with, the Purchaser that, except as otherwise disclosed in the Company’s Annual Report on Form 10-K (the “Company Annual Report”) most recently filed with the Securities and Exchange Commission (the “SEC”) and all subsequent reports (collectively, the “Exchange Act Reports”):

(a) The Company Annual Report and all Exchange Act Reports that have been, or will be, filed by the Company with the SEC or sent to shareholders pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), do not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when filed with the SEC, did, or will, conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

(b) The Company has no direct or indirect subsidiaries other than those subsidiaries (the “Subsidiaries”) listed on Schedule 2 hereto.

(c) The Company and the Subsidiaries have been each duly incorporated and each is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business, except in such jurisdictions in which the failure to so qualify, in the aggregate, would not have a Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, properties, assets, liabilities, net worth, condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform any of its obligations under the Transaction Documents or the Notes or to consummate the Transactions.

(d) Neither the Company nor any of the Subsidiaries is (i) in violation of its charter or by-laws or (ii) in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which it or any of them or any of their respective properties is bound, or any applicable law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, the Subsidiaries or any of their respective properties, except for violations and defaults which individually or in the aggregate would not have a Material Adverse Effect.

(e) Each of the Company and the Subsidiaries owns, possesses or has obtained all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, domestic or foreign, necessary to own or lease, as the case may be, and to operate the properties and to carry on the business of the Company and its Subsidiaries as is currently conducted and each of them is in full force and effect, except in each case where the failure to obtain licenses, permits, certificates, consents, orders, approvals and other authorizations, or to make all declarations and filings, would not, individually or in the aggregate, have a Material Adverse Effect, and none of the Company or the Subsidiaries has received any notice relating to revocation or modification of any such license, permit, certificate, consent, order, approval or other authorization, except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(f) The authorized capital stock of the Company consists of 70,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2003, (i) 883,193 shares of common Stock are issued and outstanding, (ii) no shares of preferred stock are issued and outstanding, and (iii) 4,175,750 shares of common stock are reserved for issuance upon exercise of Company options under the

Company’s 1992 and 2002 Stock Option Plans (the “Stock Option Plans”). All of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(g) The issued shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Company, either directly or through wholly owned subsidiaries, free and clear of any pledge, lien, encumbrance, security interest, restriction on voting or transfer, preemptive rights or other defect in title or any claim of any third party.

(h) The shares of common stock of the Company issuable upon conversion of, and as interest payments on, the Notes (the “Note Shares”) will be duly and validly issued, fully paid and nonassessable and not subject to preemptive or similar rights, and such Note Shares will be issued in compliance with all applicable federal and state securities laws, when issued, sold and delivered in accordance with the terms of the Notes.

(i) The Company has reserved and will keep available, free from preemptive rights, out of its authorized but unissued common stock, for the purpose of effecting the conversion of the Notes, such number of its duly authorized common stock sufficient to effect the conversion of all Notes at any time.

(j) No Subsidiary is prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary.

(k) There are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

(l) Other than the Company’s common stock, $0.01 par value per share, there are no securities of the Company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or listed on a national securities exchange or quoted in a U.S. automated inter-dealer quotation system.

(m) The consolidated financial statements (including the notes thereto) included in the Exchange Act Reports fairly present the financial position of the Company and its consolidated subsidiaries and the results of operations as of the dates and for the periods specified therein; since the date of the latest of such financial statements, there has been no change nor any development or event involving a prospective change which will have or could reasonably be expected to have a Material Adverse Effect; such financial statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis.

(n) Since the date of the latest audited financial statements included in the Exchange Act Reports, (i) the Company and each of the Subsidiaries have not incurred any material liability or obligation, direct or contingent, nor has the Company or any Subsidiary entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and each of the Subsidiaries.

(o) The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(p) The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002.

(q) The Transaction Documents have been duly authorized by all necessary corporate action of the Company and, when duly executed and delivered by the Company and the Trustee, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, as to the enforcement of remedies, to general equity principles and to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect, and except as rights to indemnity and contribution may be limited by federal or state securities laws.

(r) The Notes have been duly authorized by all necessary corporate action for issuance and sale pursuant to this Agreement and, when executed, authenticated, issued and delivered in the manner provided for in the Indenture and sold and paid for as provided in this Agreement, the Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms and the terms of the Indenture, subject, as to the enforcement of remedies, to general equity principles and to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors rights generally from time to time in effect.

(s) The issuance, offering and sale of the Notes to the Purchaser by the Company, pursuant to this Agreement, and the compliance by the Company with the other provisions of the Transaction Documents herein and therein set forth do not and will not (i) require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company or (ii) conflict with, result in a breach or violation of, or constitute a default under, (A) any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound, (B) the charter or by-laws of the Company, (C) any material statute, rule or regulation of any governmental authority applicable to the Company or any of its properties or assets or (D) any judgment, order or decree of any government, government instrumentality, agency, body or court having jurisdiction over the Company or any of its properties or assets.

(t) Except as set forth in the certificate of fact accompanying the opinion of counsel for the Company delivered to Purchaser pursuant to Section 7(a), no legal or governmental proceedings or investigations are pending to which the Company or any of the Subsidiaries is a party or to which the property of the Company or any of the Subsidiaries is subject, and no such proceedings or investigations have been threatened against the Company and any of the Subsidiaries or with respect to any of their respective properties, except in each case for such proceedings or investigations that, if the subject of an unfavorable decision, ruling or finding, would not, singly or in the aggregate, result in a Material Adverse Effect.

(u) Neither the Company nor any of the Subsidiaries owns any “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds of the sale of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Notes to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board.

(v) No relationship, direct or indirect, exists between or among the Company or any of the Subsidiaries, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of the Subsidiaries on the other hand, that relates to the transactions and that would be required by the Securities Act to be described in a prospectus were the Notes being issued and sold in a public offering, that is not set forth in the Company’s Exchange Act Reports.

(w) The fair salable value of the assets of the Company exceeds the amount that will be required to be paid on or in respect of its existing debts and other known liabilities (including known contingent liabilities) as they mature; the Company does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature; and upon the issuance of the Notes, the fair salable value of the assets of the Company will exceed the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including known contingent liabilities) as they mature.

(x) Subsequent to the Company’s most recently filed Annual Report on Form 10-K, neither the Company nor any of the Subsidiaries has sustained any material loss or interference with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding and there shall not have been any material adverse change, or any development involving a prospective material adverse change, in the business, operations, properties, assets, liabilities, net worth, condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole.

(y) Other than for collateral pledged to Fleet National Bank pursuant to a certain pledge agreement dated May 27, 2003, the Company and each of the Subsidiaries have good and marketable title in fee simple to all items of real property and marketable title to all personal property owned by each of them, free and clear of any pledge, lien, encumbrance, security interest or other defect or claim of any third party, except such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company or such Subsidiaries, and any real property and buildings leased by the Company or such Subsidiaries are held under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or such Subsidiaries.

(z) ERISA:

(i) Definitions:

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate,” means each trade or business (whether or not incorporated) that would be treated together with the Company as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“ERISA Event” means (i) the occurrence of a “reportable event” described in Section 4043 of ERISA (other than an event with respect to which the 30 day notice requirement has been waived), or (ii) the provision or filing of a notice of intent to terminate a Plan (other than in a standard termination within the meaning of Section 4041 of ERISA) or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, or (iii) the institution of proceedings to terminate a Plan by the PBGC, or (iv) the existence of any “accumulated funding deficiency” or “liquidity shortfall” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, or the filing of an application pursuant to Section 412(e) of the Code or Section 304 of ERISA for any extension of an amortization period, or (v) the receipt of notice by the Company or any ERISA Affiliate that any Multiemployer Plan may be terminated, partitioned or reorganized or that any Multiple Employer Plan may be terminated, or (vi) the occurrence of any transaction or event which might reasonably be expected to constitute grounds for the imposition of liability under ERISA.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee benefit plan described in Section 4063 of ERISA.

“Plan” means an employee benefit plan (within the meaning of Section 3(3) of ERISA) other than a Multiemployer Plan, sponsored or maintained by the Company or any of its ERISA Affiliates, or with respect to which the Company or any of its ERISA Affiliates could be subject to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Underfunding” means, with respect to any Plan subject to Title IV of ERISA, the excess, if any, of the “projected benefit obligations” (within the meaning of Statement of Financial Accounting Standards 87) under such Plan (determined using the actuarial assumptions used for purposes of calculating funding requirements in the most recent actuarial report for such plan) over the fair market value of the assets held under the Plan.

(ii) No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a Material Adverse Effect; the Company, its ERISA Affiliates and each such Plan is in compliance in all material respects with applicable law, including ERISA and the Code; the Company and each of its ERISA Affiliates have not incurred and do not expect to incur liability under Title IV of ERISA with respect to the termination, or withdrawal from, any Plan or Multiemployer Plan for which the Company or any of the Subsidiaries would have any liability; and each Plan that is intended to be qualified under Section 401(a) of the Code has filed for or received a favorable determination letter from the Internal Revenue Service and has not been amended in any way that could reasonably be expected to cause the loss of such qualification. No Underfunding exists with respect to any Plan.

(iii) None of the Company or any of its ERISA Affiliates contributes to or has any obligation to contribute to any Multiemployer Plans and Multiple Employer Plans.

(iv) No labor dispute with the employees of the Company and any of the Subsidiaries exists or is threatened or imminent which could result in a Material Adverse Effect.

(aa) The Company and each of the Subsidiaries own or otherwise possess the right to use all patents, trademarks, service marks, trade names and copyrights, all applications and registrations for each of the foregoing, and all other proprietary rights and confidential information used in the conduct of their respective businesses as currently conducted; and neither the Company nor any of the Subsidiaries has received any notice, or is otherwise aware, of any infringement of or conflict with the rights of any third party with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(bb) The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are prudent and customary in the businesses in which they are engaged; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(cc) Environmental Matters:

(i) The Company and each of the Subsidiaries are and have been in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders, judgments, decisions, decrees, standards, and requirements (“Legal Requirements”) relating to: human health and safety; pollution; management, disposal or release of any chemical substance, product or waste; and protection, cleanup, remediation or corrective action relating to the environment or natural resources (“Environmental Law”);

(ii) The Company and each of the Subsidiaries have obtained and are in compliance with the conditions of all permits, authorizations, licenses, approvals, authorizations, and variances necessary under any Environmental Law for the continued conduct in the manner now conducted of the business of the Company and each of such Subsidiaries (“Environmental Permits”);

(iii) There are no past or present conditions or circumstances, including but not limited to pending changes in any Environmental Law or Environmental Permit, that are likely to interfere with the conduct of the business of the Company and each of the Subsidiaries in the manner now conducted or which would interfere with compliance with any Environmental Law or Environmental Permit; and

(iv) There are no past or present conditions or circumstances at, or arising out of, the business, assets and properties the Company and each of the Subsidiaries or any formerly leased, operated or owned businesses, assets or properties of the Company and any of the Subsidiaries, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law, (ii) claims arising under any Environmental Law for personal injury, property damage, or damage to natural resources, (iii) liabilities or obligations incurred by the Company and the Subsidiaries to comply with any Environmental Law, or (iv) fines or penalties arising under any Environmental Law;

except for any noncompliance or conditions or circumstances that, singly or in the aggregate, would not result in a Material Adverse Effect.

(dd) The Company and each of the Subsidiaries have filed all foreign, federal, state and local tax returns that are required to be filed or have requested extensions thereof and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith and for which the Company retains adequate reserves.

(ee) Neither the Company nor any of the Subsidiaries is, or immediately after the sale of the Notes and the application of the proceeds from such sale will be, an “investment company” or a company “controlled by” an “investment company”, within the meaning of the

Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the SEC thereunder, without taking account of any exemption under the Investment Company Act arising out of the number of holders of the securities of the Company.

(ff) Neither the Company nor any of the Subsidiaries is a “holding company” or a “subsidiary company” of a holding company or its “affiliate” within the meaning of the Public Utility Holding Company Act of 1934, as amended.

(gg) Neither the Company, nor to its knowledge, any of its Affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act. As used in this Agreement, “Affiliate” means, with respect to any specified person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified person. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(hh) Neither the Company, nor to its knowledge any of its Affiliates, nor to its knowledge any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes in the United States.

(ii) Neither the Company, nor to its knowledge any of its Affiliates, nor to its knowledge any person acting on its or their behalf has engaged in any directed selling efforts with respect to the Notes, and each of them has complied with the offering restrictions requirement of Regulation S under the Securities Act (“Regulation S”). Terms used in this paragraph have the meanings given to them by Regulation S.

(jj) Neither Immunomedics, B.U. (Netherlands) nor Immunomedics GmbH (Germany) has any indebtedness except for trade debt incurred in the ordinary course of business. It is agreed and understood that the representation and warranty under this Section 2(jj) shall be read without reference to the qualification contained in the introduction to this Section 2.

(kk) Neither the Company nor to its knowledge any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes; nor has the Company or any Affiliate of the Company paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated by this Agreement).

(ll) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(mm) Assuming the accuracy of the representations and warranties of the Purchaser in Section 4 hereof and compliance by the Purchaser with the procedures set forth in Section 4 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Purchaser in the manner contemplated by this Agreement to register any of the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(nn) The Company has not provided to the Purchaser any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than the material terms and conditions of the transactions contemplated by this Agreement, which such terms and conditions shall be publicly disclosed on the date hereof.

Each certificate signed by any officer of the Company and delivered to the Purchaser or its counsel shall be deemed to be a representation and warranty by the Company to the Purchaser as to the matters covered thereby.

3. Purchase, Sale and Delivery of the Notes.

(a) On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell $10,000,000 aggregate principal amount of Notes, and the Purchaser agrees to purchase (the “Initial Purchase”) from the Company $10,000,000 aggregate principal amount of Notes at a purchase price equal to $10,050,000.

(b) Purchaser shall have the option to purchase (the “Option”), and if such Option is exercised, the Company hereby agrees to issue and sell to Purchaser, up to an additional $3,000,000 aggregate principal amount of Notes at a purchase price equal to 100% of the principal amount thereof. The exercise of such option by Purchaser shall be in its sole discretion, given by written notice to the Company on or before July 12, 2004 (the “Option Notice”).

(c) At the closing of the Initial Purchase and the Option, if applicable, one or more certificates in definitive form as instructed by the Purchaser for the Notes, and in such denomination or denominations and registered in such name or names as the Purchaser shall request upon notice to the Company at least 48 hours prior to the Closing Date or the Option Closing Date, as the case may be, shall be delivered by or on behalf of the Company to the Purchaser, against payment by the Purchaser of the purchase price therefor by wire transfer in same-day funds (the “Wired Funds”) to the account of the Company. The closing of the Initial Purchase shall be made at the offices of Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York 10038 at 10:00 am (New York Time), on January 16, 2004, or at such other place, time or date as the Purchaser and the Company may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date”. The closing of the Option, if any, shall be made at the offices of Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York 10038 at 10:00 am (New York Time), seven (7) Business Days following receipt by the Company of the Option Notice, or at such other place, time or date as the Purchaser and the Company may agree upon, such time and date of delivery against payment being herein referred to as the “Option Closing Date”. The Company will make such certificate or certificates for the Notes available for checking and packaging by the Purchaser at the offices of Cadwalader, Wickersham & Taft LLP at least 24 hours prior to the Closing Date and the Option Closing Date, if applicable.

4. Offering of the Notes and the Purchaser’s Representations and Warranties. The Purchaser represents and warrants to and agrees with the Company that:

(a) It has not offered or sold, and it will not offer or sell, any Notes except (i) to those it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) in transactions meeting the requirements of Rule 144A, (ii) to other institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who provide to it and to the Company a letter in the form of Exhibit A hereto or (iii) in accordance with the restrictions set forth in Exhibit B hereto. In connection with each sale pursuant to clause (i) above, the Purchaser will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance upon Rule 144A.

(b) It is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

(c) Neither it nor any person acting on its behalf has made or will make offers or sales of the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D).

(d) The Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

(e) Neither the Purchaser nor any of its Affiliates (as defined in Rule 501(b) of Regulation D) will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

5. Covenants of the Company. The Company covenants and agrees with the Purchaser that:

(a) The Company will arrange for the qualification of the Notes for sale by the Purchaser under the laws of such jurisdictions as the Purchaser may designate and will maintain such qualifications in effect so long as required for the sale of the Notes by the Purchaser; provided, however, that the Company will not be required to qualify to do business in any jurisdiction in which it is not then so qualified, to file any general consent to service of process or to take any other action which would subject it to general service of process or to taxation in any such jurisdiction where it is not then so subject. The Company will promptly advise the Purchaser of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(b) The Company will not, and will not permit any of its Affiliates to, resell any of the Notes that have been acquired by any of them, other than pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 under the Securities Act or another available exemption under the Securities Act.

(c) The Company will do and perform all things required to be done and performed by it under the Transaction Documents prior to or after the Closing Date and to satisfy all conditions precedent on its part to the obligations of the Purchaser to purchase and accept delivery of the Notes.

(d) None of the Company or any of its Affiliates, nor any person acting on its or their behalf (other than the Purchasers or any of their respective Affiliates, as to whom the Company expresses no opinion) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

(e) None of the Company or any of its Affiliates, nor any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes.

(f) So long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, at any time that the Company is not then subject to Section 13 or 15(d) of the Exchange Act, the Company will provide at its expense to each holder of the Notes and to each prospective purchaser (as designated by such holder) of the Notes, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders from time to time, of the Notes.

(g) The Company will apply the net proceeds from the sale of the Notes to provide working capital for the Company and its subsidiaries and for other general corporate purposes.

(h) Without the prior written consent of the Purchaser, neither the Company nor any of the Subsidiaries will, for a period of 90 days following the date hereof, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company), directly or indirectly, or file a registration statement for, or announce the offer, sale, contract for sale or other disposition of, any debt securities issued or guaranteed by the Company or any of the Subsidiaries (other than the Notes). In addition, without the prior written consent of the Purchaser, the Company shall not, for a period of 90 days following the date hereof (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company), directly or indirectly, or file a registration statement for, or announce the offer, sale, contract for sale or other disposition of, any common stock of the Company, other than (A) the issuance of common stock of the Company pursuant to the Stock Option Plans or (B) the issuance of up to 3,000,000 shares of common stock of the Company in connection with product or patent licensing agreements entered into by the Company (provided such shares are not registered under the Securities Act at the time of issuance or at any time prior to the Company’s registration of shares of common stock to be issued upon conversion of the Notes); or (ii) purchase, contract to purchase or otherwise acquire (or enter into any transaction which is designed to, or might reasonably be expected to, result in the acquisition by the Company), directly or indirectly, or announce the offer to purchase, purchase, contract for purchase or other acquisition of, any common stock of the Company, other than common stock of the Company held by non-executive employees of the Company who are no longer employed by the Company.

(i) Prior to Closing, the Company shall cause the directors and officers of the Company set forth on Schedule 1 hereto to enter into lock-up agreements, in the form attached hereto as Exhibit D, pursuant to which such directors and officers agree, for a period of 30 days following the date hereof, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any of their shares of common stock of the Company.

(j) The Company agrees to allow any party that has signed an agreement to purchase the Notes from Purchaser or any subsequent holder of the Notes reasonable access to senior executives of the Company for purposes of confirming its due diligence investigation of the Company.

(k) Neither the Company nor any of its Affiliates (as defined in Rule 501(b) of Regulation D) will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(l) The Company and the Subsidiaries will conduct its or their operations in a manner that will not subject the Company or any of the Subsidiaries to registration as an investment company under the Investment Company Act.

(m) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf will engage in any directed selling efforts with respect to the Notes, and each of them will comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given them by Regulation S.

(n) Each Note will bear a legend substantially to the following effect until such legend shall no longer be necessary or advisable because the Notes are no longer subject to the restrictions on transfer described therein:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS CONTAINED IN THE INDENTURE UNDER WHICH THIS NOTE WAS ISSUED.

6. Expenses. The Company hereby agrees to pay all costs and expenses incident to the performance of the obligations of the Company under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 10 hereof, including all costs and expenses incident to (i) the fees and disbursements of the counsel, the accountants, the Trustee and any other experts or advisors retained by the Company, (ii) preparation, issuance and delivery to the Purchaser of any certificates evidencing the Notes, and (iii) the qualification of the Notes under state securities and blue sky laws, including filing fees and fees and disbursements of counsel for the Purchaser relating thereto. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Purchaser set forth in Section 7 hereof is not satisfied, because this Agreement is terminated pursuant to Section 10 hereof or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder other than by reason of a default by the Purchaser, the Company hereby agrees to reimburse the Purchaser upon demand for all out-of-pocket expenses (including counsel fees and disbursements) that shall have reasonably been incurred by them in connection with the proposed purchase and sale of the Notes. In addition, the Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Transaction Document or the issuance of the Notes, and shall save and hold the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes.

7. Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to purchase and pay for the Notes at the Closing and the Option Closing (if applicable) shall be subject, in the Purchaser’s sole discretion, to the accuracy of the representations and warranties of the Company in Section 2 hereof, in each case as of the date hereof and as of the Closing Date or Option Closing Date, as the case may be, as if made on and as of the Closing Date or Option Closing Date, as the case may be, to the accuracy of the statements of the Company’s officers made pursuant to the provisions hereof, to the performance by the Company of its covenants and agreements hereunder and to the following additional conditions:

(a) The Purchaser shall have received opinions, dated the Closing Date or Option Closing Date, as the case may be, of Starr, Gern, Davison & Rubin, counsel for the Company, to the effect set forth in Exhibit C hereto and containing reasonable and customary assumptions and qualifications and otherwise in form and substance satisfactory to the Purchaser.

(b) The Purchaser shall have received a certificate, dated the Closing Date or Option Closing Date, as the case may be, of the Chief Executive Officer and the Chief Financial Officer of the Company certifying: (i) that the representations and warranties of the Company in this Agreement are true and correct as if made on and as of the Closing Date or Option Closing Date, as the case may be, (ii) that the Company has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date or Option Closing Date, as the case may be; and (ii) as to the statements made in paragraph (c) of this section.

(c) Subsequent to the execution and delivery of this Agreement, there shall not have been (i) any change in the capital stock or long-term debt, (ii) any material loss or interference sustained by the Company or any of the Subsidiaries with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding or (iii) any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise), management, business prospects, net worth or results of operations of the Company or any of the Subsidiaries.

(d) There shall not have occurred any invalidation of Rule 144A by any court or any withdrawal or proposed withdrawal of any rule or regulation under the Securities Act or the Exchange Act by the SEC or any amendment or proposed amendment thereof by the SEC which in the reasonable judgment of the Purchaser would materially impair the ability of the Purchaser to purchase, hold or effect resales of the Notes.

(e) The purchase of and payment for the Notes by the Purchaser hereunder shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation (including, without limitation, Regulation T, U or X of the Federal Reserve Board).

(f) Each of the Transaction Documents shall be satisfactory in form and substance to the Purchaser and shall have been executed and delivered by all the respective parties thereto and shall be in full force and effect.

(g) All proceedings taken in connection with the issuance of the Notes and the transactions contemplated by this Agreement, the Transaction Documents and all documents and papers relating thereto shall be reasonably satisfactory to the Purchaser. The Purchaser shall have received copies of such papers and documents as it may reasonably request in connection therewith, all in form and substance reasonably satisfactory to them.

8. Indemnification. (a) The Company hereby agrees to indemnify and hold harmless the Purchaser, each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934 (the “Exchange Act”) and each subsequent holder of the Notes, against any losses, claims, damages or liabilities, joint or several, to which such Purchaser or such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i) any untrue statement made by the Company in Section 2 of this Agreement;

(ii) any untrue statement or alleged untrue statement of any material fact made herein or in any Transaction Document; or

(iii) the breach of any covenant or agreement made herein or in any Transaction Document,

and will reimburse, as incurred, the Purchaser and each such controlling person for any legal or other expenses reasonably incurred by the Purchaser or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Company may otherwise have. The Company will not, without the prior written consent of the Purchaser, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Purchaser or any person who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act is a party to such claim, action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Purchaser and such controlling persons from all liability arising out of such claim, action, suit or proceeding.

(b) The Purchaser will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any violation of the securities laws in connection with the Purchaser’s resale of the Notes.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 8. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be one or more legal defenses available to it and/or other indemnified parties which are different from, inconsistent with, or additional to those available to the indemnifying party, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence or (ii) the indemnifying party does not promptly retain counsel satisfactory to the indemnified party or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the consent of the indemnifying party.

9. Survival. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers, and the Purchaser set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Purchaser or any controlling person referred to in Section 8 hereof and (ii) delivery of and payment for the Notes. The respective agreements, covenants, indemnities and other statements set forth in Sections 6 and 8 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

10. Termination. (a) This Agreement may be terminated with respect to the Notes in the sole discretion of the Purchaser by notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date:

(i) the Company or any of the Subsidiaries shall have, in the sole judgment of the Purchaser, sustained any material loss or interference with their respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding or there shall have been any material adverse change, or any development involving a prospective material adverse change in the business, operations, properties, assets, liabilities, net worth, condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole;

(ii) trading in the Company’s common stock shall have been suspended by the SEC or trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market shall have been suspended or minimum or maximum prices shall have been established on such exchange;

(iii) a banking moratorium shall have been declared by New York or United States authorities;

(iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or (C) any other calamity or crisis or material adverse change in general economic, political or financial conditions having an effect on the U.S. financial markets that, in the sole judgment of the Purchaser, makes it impractical or inadvisable to proceed with the offer, sale and delivery of the Notes as of the date thereof; or

(b) Termination of this Agreement pursuant to this Section 10 shall be without liability of any party to any other party except as provided in Section 6 and 8 hereof.

11. Notices. All communications hereunder shall be in writing and, if sent to the Purchaser, shall be delivered or sent by mail, telex or facsimile transmission and confirmed in writing to:

Bear Stearns & Co. Inc.

383 Madison Avenue

New York, New York 10179

Attn: Andrew Yaeger

          Michael Lloyd

Telephone: (212) 272 4985

Facsimile: (212) 272 4022

with a copy to:

Cadwalader, Wickersham & Taft LLP

100 Maiden Lane

New York, New York 10038

Attn: Dennis J. Block

Telephone: (212) 504-5555

Facsimile: (212) 504-5557

and if sent to the Company, shall be delivered or sent by mail, telex or facsimile transmission and confirmed in writing to the Company at:

Immunomedics, Inc.

300 American Road

Morris Plains, New Jersey 07950

Attn: Gerard Gorman, Chief Financial Officer

Telephone: (973) 605-8200

Facsimile: (973) 605-8282

with a copy to:

Starr, Gern, Davison & Rubin

103 Eisenhower Parkway

Roseland, New Jersey 07068

Attn: Ira M. Starr

Telephone: (973) 403-9200

Facsimile: (973) 226-0031

12. Successors. This Agreement shall inure to the benefit of and shall be binding upon the Purchaser and the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in Section 8 of this Agreement shall also be for the benefit of any person or persons who control the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any subsequent holder of the Notes and (ii) Purchaser may assign all of its rights under this Agreement with respect to the Option to any person.

13. GOVERNING LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

14. Consent to Jurisdiction, Service of Process and Waiver of Trial by Jury.

(a) All judicial proceedings arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York.

(b) Each party agrees that any service of process or other legal summons in connection with any Proceeding may be served on it by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, postage prepaid, addressed to the served party at its address as provided for in Section 11 hereof. Nothing in this section shall affect the right of the parties to serve process in any other manner permitted by law.

(c) EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute an agreement binding the Company and the Purchaser.

Very truly yours,

IMMUNOMEDICS, INC.

By:	/s/ Cynthia L. Sullivan
Name: Cynthia L. Sullivan
Title: President & CEO

The foregoing Agreement is hereby

confirmed and accepted as of the

date first above written.

BEAR STEARNS & CO. INC.

By:	/s/ Michael Lloyd
Name: Michael Lloyd
Title: Senior Managing Director

Exhbit A

FORM OF INVESTMENT LETTER

FOR INSTITUTIONAL ACCREDITED INVESTORS

To: Bear Stearns & Co. Inc.

In connection with our proposed purchase of $             3.25% Convertible Senior Notes due 2006 (the “Notes”) of Immunomedics, Inc. (the “Company”), we confirm that:

2. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the Notes and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

3. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell or otherwise transfer any Notes prior to the date which is two years after the original issuance of the Notes, we will do so only:

(a) to the Company or any of the Subsidiaries,

(b) inside the United States in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act),

(c) inside the United States to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2) (3) or (7) under the Securities Act) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture relating to the Notes), a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee),

(d) outside the United States in accordance with Regulation S under the Securities Act,

(e) pursuant to the exemption from registration provided by Rule 144 under the Securities Act or another available exemption under the Securities Act (if available), or

(f) pursuant to an effective registration statement under the Securities Act,

and we further agree to provide to any person purchasing Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

A-1

3. We are not acquiring the Notes for or on behalf of, and will not transfer the Notes to, any Benefit Plan.

4. We understand that, on any proposed resale of any Notes, we will be required to furnish to the Trustee and the Company such certification, legal opinions and other information as the Trustee and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

5. We are an institutional “accredited investor” (as defined in Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment for an indefinite period of time, as the case may be.

6. We are acquiring the Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, the Company and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

By:
Name:
Title:

A-2

Exhibit B

Selling Restrictions for Offers and

Sales outside the United States

(1) (a) The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. The Purchaser represents and agrees that, except as otherwise permitted by Section 4(a)(i) or (ii) of the Agreement to which this is an exhibit, it will offer and sell the Notes, (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes and the Closing Date, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, the Purchaser represents and agrees that neither it, nor any of its affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Notes, and that it and they have complied and will comply with the offering restrictions requirement of Regulation S. The Purchaser agrees that, at or prior to the confirmation of sale of Notes (other than a sale of Notes pursuant to Section 4(a)(i) or (ii) of the Agreement to which this is an exhibit), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes and [DATE], except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

(b) The Purchaser also represents and agrees that it has not entered and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Notes, except with its affiliates or with the prior written consent of the Company.

(c) Terms used in this section have the meanings given to them by Regulation S.

(2) The Purchaser represents and agrees that (a) it has not offered or sold, and prior to the date six months after the issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

B-1

Exhibit C

[FORM OF OPINION]

(i)	Each of the Company and IBC Pharmaceuticals, Inc. (“IBC”) has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business, except in such jurisdictions in which the failure to so qualify, in the aggregate, would not have a Material Adverse Effect.

(ii)	The authorized capital stock of the Company consists of [ ] shares of common stock, par value $0.01 per share, and [ ] shares of preferred stock, par value $[ ] per share. As of the date hereof, (i) [ ] shares of common Stock are issued and outstanding, (ii) [ ] shares of preferred stock are designated as [ ], none of which are issued and outstanding, and (iii) [ ] shares of common stock are reserved for issuance upon exercise of Company options under the Company’s [[Year] Stock Option Plan]; and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(iii)	To the best of our knowledge, the issued shares of capital stock of IBC have been duly authorized and validly issued, are fully paid and nonassessable, and 73.26% are owned of record and beneficially by the Company, free and clear of any pledge, charge, lien, encumbrance, security interest, restriction on voting or transfer, preemptive rights or other defect in title or any claim of any third party.

(iv)	Other than those matters set forth in the Company’s 10-K and in the Officer’s Certificate, to our knowledge, there are no legal or governmental proceedings pending or threatened to which the Company or IBC is or may be a party or to which any property of the Company or IBC is or may be subject which, if determined adversely, could individually or in the aggregate be expected to have a Material Adverse Effect.

(v)	The Company has the corporate power and authority to execute and deliver each Transaction Document and to perform its obligations under such Transaction Document.

(vi)	The Indenture, the Agreement and the Registration Rights Agreement have each been duly and validly authorized, executed and delivered by the Company.

(vii)	The Notes have been duly and validly authorized by the Company.

(viii)	The execution and delivery by the Company of, and the performance by the Company of all of the provisions of its obligations under, the Agreement, the Indenture, the Registration Rights Agreement and the Notes, and the consummation by the Company of the transactions therein contemplated, (i) have been duly authorized by all necessary corporate action on the part of the

Company, (ii) do not and will not result in any violation of its certificate of incorporation or by-laws and (iii) do not and will not conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right to accelerate the maturity or require the prepayment of any indebtedness or the purchase of any capital stock under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of its properties or assets under, (A) any material contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement or other agreement or instrument known to us to which the Company is a party, by which it may be bound or to which any of its properties or assets may be subject, (B) any applicable law or statute, rule or regulation (other than the securities or Blue Sky laws of the various states of the United States of America as to which we express no opinion) or (C) any judgment, order or decree known to us of any government, governmental instrumentality, agency, body or court, domestic or foreign, having jurisdiction over the Company or any of its properties or assets.

(ix)	Assuming (A) that the purchasers who buy the Notes in subsequent offers and resales pursuant to Section 4 of the Agreement are either QIBs, other institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or “non-U.S. persons” (as defined in Regulation S), (B) the accuracy of the Purchaser’s representations regarding the absence of general solicitation in connection with the sale of the Notes to the Purchaser and the subsequent offers and resales contemplated by the Agreement, and (C) the accuracy of the Company’s representations in Section 2 of the Agreement, it is not necessary in connection with the offer, sale and delivery of the Notes to the Purchaser under the Agreement or in connection with the initial resale of the Notes by the Purchaser in accordance with the Agreement (i) to register the Securities under the Securities Act, or (ii) to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(x)	To our knowledge, other than those matters set forth in the Company’s 10-K and in the Officer’s Certificate, there are no legal or governmental proceedings pending or threatened to which the Company or any of the Subsidiaries is or may be a party or to which any property of the Company or the Subsidiaries is or may be the subject which, if determined adversely, could individually or in the aggregate be expected to have a Material Adverse Effect.

(xi)	To our knowledge, no authorization, approval, consent, order, registration, qualification or license of, or filing with, any government, governmental instrumentality, agency, body or court, domestic or foreign, or third party (other than as have been obtained under the Securities Act or the Trust Indenture Act or as may be required under the securities or Blue Sky laws of the various states of the United States of America as to which we express no opinion) is required for the valid authorization, issuance, sale and delivery of the Notes, or the performance by the Company of its obligations under the Agreement, the Indenture, the Registration Rights Agreement and the Notes, or the consummation by the Company of the transactions contemplated by the Agreement.

(xii)	The Company is not, nor will it be, as a result of the consummation of any of the Transactions, an “investment company” or a company “controlled by” an “investment company”, within the meaning of the Investment Company Act.

Exhibit D

LOCK-UP AGREEMENT

January    , 2004

Bear Stearns & Co., Inc.

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

The undersigned understands and agrees as follows:

1. Immunomedics, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to Bear, Stearns & Co. Inc. (the “Purchaser”), upon the terms set forth in the Purchase Agreement dated January     , 2004 (the “Purchase Agreement”), its 3.25% Convertible Senior Notes due 2006. As an inducement to the Purchaser to enter into the Purchase Agreement and in satisfaction of a condition to the obligations of the Purchaser thereunder, the undersigned hereby agrees that, he or she will not, for a period of 30 days following the Closing Date (as defined in the Purchase Agreement), offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any of the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (or the economic interest in such shares through hedging arrangements, derivative transactions or otherwise) currently held by the undersigned (the “Lock-Up Shares”).

Notwithstanding the foregoing, each of the undersigned may transfer any Lock-Up Shares as follows: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; or (ii) to any trust for the direct or indirect benefit of any of the undersigned or the immediate family of any of them, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

For the avoidance of doubt, nothing shall prevent the undersigned from, or restrict the ability of the undersigned to (i) purchase shares of Company Common Stock on the open market or (ii) exercise any options or other convertible securities granted under any benefit plan of the Company.

2. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement, and that, upon request, the undersigned will execute any additional documents reasonably necessary. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

3. This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

4. This Lock-Up Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Lock-Up Agreement as of the      day of January, 2004.

Very truly yours,

Name:
Title:

(Address)

[Signature Page to Lock-Up Agreement]

Schedule 1

Directors and Officers Subject to Lock-Up

David M. Goldenberg, Sc.D., M.D. (Director and Officer)

Cynthia L. Sullivan, M.S., M.B.A. (Director and Officer)

Morton Coleman, M.D. (Director)

Marvin E. Jaffe, M.D. (Director)

Richard R. Pivirotto (Director)

Mary E. Paetzold, CPA (Director)

Ivan D. Horak, M.D. (Exec VP)

Gerard G. Gorman, M.B.A. (VP Finance & CFO)

Schedule 2

List of Subsidiaries

IBC Pharmaceuticals, Inc.

Immunomedics, B.U. (Netherlands)

Immunomedics GmbH (Germany)